EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

For more information, contact:

Barry A. Rothman
Visual Data Corporation
954-917-6655
brothman@vdat.com

Visual Data Reports Fiscal 2004 Second Quarter Results

Pompano Beach, FL – May 12, 2004 – Visual Data Corporation (Nasdaq: VDAT), a business services provider that specializes in webcasting and audio and video transport and collaboration services, today announced its financial results for the second quarter ended March 31, 2004.

Second Quarter Financial Results Highlights:

(a)	EBITDA (earnings before interest, taxes, depreciation and amortization) (EBITDA Loss) The EBITDA loss increased to approximately $424,000 for the second quarter ended March 31, 2004, compared to an EBITDA loss of approximately $372,000 for the comparable quarter in the prior year.

(b)	Net Loss: GAAP net loss was approximately $956,000, or $.23 per share, for the second quarter ended March 31, 2004, a decrease of 11% compared to approximately $1,076,000, or $.49 per share for the comparable quarter in the prior year.

(c)	Gross Margin: Gross margin improved to 61% for the second quarter ended March 31, 2004, up from 59% for the comparable quarter in the prior year.

(d)	Working Capital: Working capital improved to approximately $1,643,000 at March 31, 2004, compared to approximately $405,000 at September 30, 2003.

Second Quarter Ended March 31, 2004 Financial Results Summary

For the second quarter ended March 31, 2004, revenue increased 10% to $1,810,266 from $1,639,303 for the second quarter ended March 31, 2003. The Company incurred a net loss of $956,307, or $.23 per share, for the second quarter ended March 31, 2004, compared to a net loss of $1,076,340, or $.49 per share during the second quarter ended March 31, 2003. Gail Babitt, Visual Data’s Chief Financial Officer, noted that “the Company incurred an EBITDA loss during the second quarter of fiscal 2004 of approximately $424,000, compared to an EBITDA loss of approximately $372,000 during the comparable quarter in the prior year, and compared to EBITDA of approximately $7,000 during the preceding first quarter of fiscal 2004. The increased EBITDA loss during the recently ended second quarter compared to the preceding first quarter of fiscal 2004 reflects a reduction in other income, coupled with the effect of an increase in operating expenses related to the Company’s recently deployed digital asset management services. EBITDA during the first quarter of fiscal 2004 benefited from a one-time gain realized from the redemption of a convertible debenture of approximately $185,000 and a cash settlement of approximately $103,000 from a contract with a customer. There are no comparable benefits in the current quarter.”

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Visual Data Reports Second Quarter Results

“The increase in revenue during the recently ended second quarter, compared to both the second quarter of fiscal 2003 and the preceding first quarter of fiscal 2004, reflects the impact of the Company’s new digital asset management services,” said Randy Selman, president and Chief Executive Officer of Visual Data. “This new service, which was first deployed only midway through the second quarter following the Company’s purchase of processing and distribution software and other assets from Virage, Inc., contributed approximately $231,000 to our total revenues. With our cost containment program fully implemented, and expansion of our services to new vertical markets, the company believes it is now positioned to improve EBITDA and increase revenues.”

A conference call and webcast to discuss these results, as well as other recent corporate developments, will be held on Monday, May 17, 2004, at 4:15 pm (EST). The dial-in phone number is 1-800-253-6872, and the live webcast of the conference call, as well as an archived replay, may accessed online at: http://www.visualwebcaster.com/event.asp?id=22803.

About Visual Data Corporation

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries.

This press release contains forward-looking statements, some of which may relate to Visual Data Corporation, and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Visual Data Corporation’s filings with the Securities and Exchange Commission.

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Visual Data Reports Second Quarter Results

COMPARATIVE OPERATING HIGHLIGHTS

(UNAUDITED)

	For the Three Months Ended March 31,
	2004		2003
Revenue		$1,810,266		$1,639,303

Net Loss		$(956,307)	$	(1,076,340)

Net Loss per common share	$	(0.23)	$	( 0 .49)
Weighted average shares outstanding		4,226,233		2,176,831

(Rounded in thousands)
Net Loss		$(956,000)	$	(1,076,000)
Interest expense, net		164,000		191,000
Depreciation and amortization expense		368,000		513,000

EBITDA (Loss)		$(424,000)	$	(372,000)

	For the Six Months Ended March 31,
	2004		2003
Revenue		$3,462,558		$3,516,805

Net Loss	$	(1,454,630)	$	(2,250,120)

Net Loss per common share	$	(0.36)	$	(1.05)
Weighted average shares outstanding		4,065,482		2,135,963

(Rounded in thousands) Net Loss	$	(1,455,000)		$(2,250,000)
Interest expense, net		303,000		419,000
Depreciation and amortization expense		734,000		1,062,000

EBITDA (Loss)	$	(418,000)	$	(769,000)

The Company provides information to the investors on an EBITDA basis. EBITDA is a non-GAAP calculation. The Company believes that EBITDA is useful to investors because it provides an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations. The Company’s management uses these non-GAAP financial measures for the same purpose.